UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 15, 2017 (February 14, 2017)

Date of Report (Date of earliest event reported)

HELIUS MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

WYOMING

(State or other jurisdiction of incorporation)

000-55364	36-4787690
(Commission File No.)	(IRS Employer Identification No.)

41 University Drive, Suite 400

Newtown, PA 18940

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (215) 809-2018

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 14, 2017, Mackie Research Capital Corporation (“Mackie”), a Canadian investment banking firm, filed a complaint in the Ontario Superior Court of Justice naming Helius Medical Technologies, Inc. (the “Company”) as defendant. The complaint alleges that the Company breached a term of the agency agreement dated March 23, 2016 between the Company and Mackie in connection with its recently announced public offering of Class A Common Stock (the “Offering”) by not complying with Mackie’s right of first refusal to serve as the lead underwriter in the Offering. The Company believes that it fully complied with its obligations under the agency agreement by offering Mackie the opportunity to serve as lead underwriter in the Offering. The complaint seeks monetary damages and equitable relief. The Company believes the lawsuit and the claims stated therein are without merit and intends to defend itself vigorously.

Forward-Looking Statements

Statements in this report that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to the Company’s expectations regarding the outcome of the legal proceeding described herein. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from any results expressed or implied by such forward-looking statements, including the fact that litigation is inherently unpredictable and unfavorable results could occur. These and other risks and uncertainties are described more fully under the headings “Risk Factors” in the Company’s most recently filed documents with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this report as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIUS MEDICAL TECHNOLOGIES, INC.

Date: February 15, 2017	By:	/s/ Joyce LaViscount
Joyce LaViscount
Chief Financial Officer